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Exhibit 10.71

EMPLOYMENT AGREEMENT

        This Employment Agreement (this "Agreement") is entered into as of January 6th, 2009, by and between OpBiz, L.L.C. ("Employer"), and Mr. Thomas McCartney ("Employee").

  1.
  Employment.    Employer hereby employs Employee, and Employee hereby accepts employment by the Employer, as Employer's President & Chief Executive Officer to perform such executive, managerial or administrative duties, commensurate with Employee's position, as Employer may specify from time to time, during the Specified Term as defined in Section 2. The President & Chief Executive Officer for the Company will have full responsibility and accountability for providing strategic leadership and direction for the Company and will be responsible for the development and implementation of the Company's strategic and operational plans to advance the Company's mission and objectives to promote revenue, profitability and growth as an organization and oversee all aspects of Company operations including, without limitation, the following:

  a.
  Performing the role of Company representative and promote the Company as respects personal appearances and attendances at meetings, conferences, dinners and other functions concerning Company interests such as promotional partners, investors and high-end gaming customers;

  b.
  Providing leadership in the development, execution, and monitoring of strategic plans, business plans, fiscal budgets, division operations, and marketing strategies to produce both short-term and long-term profitability for the Company;

  c.
  Ensuring that all plans are established and implemented to achieve approved goals within established timetables and approved resources;

  d.
  Ensuring all goals are met to produce the maximum potential guest experience, provide for forecasted financial returns, and meet the Company's objectives;

  e.
  Develop and refine, for approval by the Board of Managers, Company operational procedures, policies, standards and controls;

  f.
  Evaluate performance of executives for compliance with established policies and objectives of the Company and contributions in attaining objectives;

  g.
  Liaise with and oversee the Company's joint ventures, partnerships, tenancies and promotional arrangements;

  h.
  Represent the Company as the Company's Principal Operating Officer as respects the Company and its parent company's SEC filings, Gaming Commission submissions and such other legislative, committee and community functions as directed by the Board of Managers;

  i.
  Liaising with and reporting to the Company's Board of Managers with respect to the foregoing; and

  j.
  Such other activities as are requested by the Executive Committee of the Board of Managers or full Board of Managers from time to time.

  2.
  Effective Date; Specified Term.    This Agreement shall be effective as of Employee's commencement date. Subject to earlier termination as provided herein, the term of the Employee's employment hereunder shall commence on January 15, 2009 and terminate on the third (3rd) anniversary thereof (the "Specified Term"). If Employee remains employed by

    Employer following the Specified Term, any such employment shall be on an at-will basis, unless the parties agree in writing to extend the Specified Term.

  3.
  Compensation.

  a.
  Base Salary.    During the Specified Term, in consideration of the performance by Employee of Employee's obligations hereunder to Employer and its parents, subsidiaries, affiliates, and joint ventures (collectively, the "Employer Group"), Employer shall pay Employee an annual base salary (the "Base Salary") of no less than $500,000.00 subject to annual review by the Employer. The Base Salary shall be payable in accordance with the payroll practices of Employer as in effect from time to time.

  b.
  Bonus Compensation.    Employee is eligible to participate in Employer's discretionary management bonus program as formulated from time to time by Employer's Executive Committee of the Board of Managers in its discretion ("Employer Bonus Program"), with the possibility of receiving up to 50% of Employee's Base Salary based on achievement of Employer EBITDA goals as determined by the Employer's Board of Managers from time to time. For the first year of Employee's employment, the EBITDA annual goal is $77.0 million.

      In addition to the foregoing, in the event that Employer's EBITDA goals and Employee's overall performance goals outlined in a given year have been met, Employee may be further entitled to an additional bonus of up to 50% of Employee's Base Salary during such year based on exceeding Employer EBITDA goals or other exemplary performance as determined by the Employer's Board of Managers from time to time.

    c.
    Employee Benefit Programs.    During the Specified Term, Employee shall be entitled to participate in Employer's employee benefit plans as are generally made available from time to time for similarly situated executives with Employer, subject to the terms and conditions of such plans, and subject to Employer's right to amend, terminate or take other similar actions with respect to such plans. Notwithstanding the foregoing, Employer shall reimburse Employee for all COBRA expenses incurred by Employee for the period commencing on the first date of the Specified Term and ending on the first date that Employee becomes eligible to participate in said Employer's employee benefit plans.

    d.
    Life Insurance.    Employer shall maintain and pay the premiums for a term life insurance policy for the Employee during the term of his employment in an amount no less than two times annual Base Salary, as adjusted. Employee shall have the authority to designate the beneficiary of the insurance policy.

    e.
    Disability Insurance.    Employer agrees that it shall pay the premiums for disability insurance during the Employee's tenure at a level commensurate with Employer's program for executives to protect the Employee in the event he becomes disabled.

    f.
    Car Allowance.    In addition to all other benefits and compensation set forth in this Agreement Employer agrees to provide Employee with a car allowance of seven hundred dollars ($700.00) per month.

    g.
    Vacation.    Employee recognizes and understands that as the senior executive of Employer that he shall make himself available whenever necessary to insure the success of the Employer Group. Notwithstanding Employee's duties, Employer understands and acknowledges that Employee shall be entitled to paid vacation of four (4) weeks per year in accordance with the Company's vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by Employer and Employee.

    h.
    Business Expense Reimbursements.    Employer will pay or reimburse Employee for all reasonable out-of-pocket expenses, including travel expenses, Employee incurs during the Specified Term in the course of performing Employee's duties under this Agreement upon timely submission of appropriate documentation to Employer, as prescribed from time to time by Employer.

    i.
    Options.    Subject to the prior approval of the Nevada Gaming Commission, the availability of an exemption from registration under applicable securities laws, and the approval of appropriate members of the Employer Group, Employee is eligible to received options to purchase 3% (subject to dilution in the discretion of the Employer Group) of equity interest (non-voting) in MezzCo, LLC (or such other entity as determined by the Employer Group) pursuant to the MezzCo, LLC Class B Unit Option Plan and Class B Unit Option Agreement for Executives ("Option Plan and Agreement") or any agreement that replaces or supercedes the Option Plan and Agreement. These options will carry a strike price based on fair market value at the time of grant and will vest in equal installments on the anniversary dates of the first three years of continued employment.

  4.
  Extent of Services.    Employee agrees that the duties and services to be performed by Employee shall be performed exclusively for members of the Employer Group. Employee further agrees to perform such duties in an efficient, trustworthy, lawful, and businesslike manner. Employee agrees not to render to others any service of any kind whether or not for compensation, or to engage in any other business activity whether or not for compensation (specifically excepting those social clubs, networks, websites and investments on the date hereof), that is similar to or conflicts with the performance of Employee's duties under this Agreement, without the prior written approval of Employer.

  5.
  Policies and Procedures.    In addition to the terms herein, Employee agrees to be bound by Employer's policies and procedures including drug testing and background checks, as they may be established or amended by Employer in its sole discretion from time to time. In the event the terms in this Agreement conflict with Employer's policies and procedures, the terms herein shall take precedence. Employer recognizes that it has a responsibility to see that its employees understand the adverse effects that problem gambling and underage gambling can have on individuals and the gaming industry as a whole. Employee agrees to read, understand, and comply with Employer's policy prohibiting underage gaming and supporting programs to treat compulsive gambling.

  6.
  Licensing Requirements.    Employee acknowledges that Employer is engaged in a business that is or may be subject to and exists because of privileged licenses issued by governmental authorities in Nevada. If requested to do so by Employer or Employer Group, Employee shall apply for and obtain any license, qualification, clearance or the like that shall be requested or required of Employee by any regulatory authority having jurisdiction over Employer or Employer Group.

  7.
  Failure to Satisfy Licensing Requirement.    If Employee fails to satisfy any licensing requirement referred to in Section 6 above, or if any governmental authority directs the Employer to terminate any relationship it may have with Employee, or if Employer shall determine, in Employer's reasonable judgment, that Employee was, is or might be involved in, or is about to be involved in, any activity, relationship(s) or circumstance that could or does jeopardize the business of Employer or Employer's Group, reputation or such licenses, or if any such license is threatened to be, or is, denied, curtailed, suspended or revoked, this Agreement may be terminated by Employer and the parties' obligations and responsibilities shall be determined by the provisions of Section 11.

  8.
  Restrictive Covenants.

  a.
  Competition.    Employee acknowledges that, in the course of Employee's responsibilities hereunder, Employee will form relationships and become acquainted with certain confidential and proprietary information as further described in Section 8(b). Employee further acknowledges that such relationships and information are and will remain valuable to the Employer and Employer Group and that the restrictions on future employment, if any, are reasonably necessary in order for Employer and Employer Group to remain competitive in the gaming industry. In recognition of their heightened need for protection from abuse of relationships formed or information garnered before and during the Specified Term of the Employee's employment hereunder, Employee covenants and agrees for the twelve (12) month period immediately following termination of employment for any reason (the "Restrictive Period"), not to directly or indirectly be employed by, provide consultation or other services to, engage or participate in, provide advice, information or assistance to, fund or invest in, or otherwise be connected or associated in any way or manner with, any firm, person, corporation or other entity which is either directly, indirectly or through an affiliated company or entity, engaged in gaming or proposes to engage in gaming in Clark County, Nevada. The covenants under this Section 8(a) include but are not limited to Employee's covenant not to:

  i.
  Make known to any third party the names and addresses of any of the customers of Employer or any member of Employer Group, or any other information or data pertaining to those customers;

  ii.
  Call on, solicit, induce to leave and/or take away, or attempt to call on, solicit, induce to leave and/or take away, any of the customers of Employer or any member of the Employer Group, either for Employee's own account or for any third party;

  iii.
  Call on, solicit and/or take away, any potential or prospective customer of Employer or any member of the Employer Group, on whom the Employee called or with whom Employee became acquainted during employment (either before or during the Specified Term), either for Employee's own account or for any third party, and

  iv.
  Approach or solicit any employee or independent contractor of Employer or any member of the Employer Group with a view towards enticing such person to leave the employ or service of Employer or any member of the Employer Group, or hire or contract with any employee or independent contractor of Employer or any member of the Employer Group, without the prior written consent of the Employer, such consent to be within Employer's sole and absolute discretion.

  b.
  Confidentiality.    Employee covenants and agrees that Employee shall not at any time during the Specified Term or thereafter, without Employer's prior written consent, such consent to be within Employer's sole and absolute discretion, disclose or make known to any person or entity outside of the Employer Group any Trade Secret (as defined below), or proprietary or other confidential information concerning Employer or any member of the Employer Group, including without limitation, Employer's customers and its casino, hotel, and marketing data practices, procedures, management policies or any other information regarding Employer or any member of the Employer Group, which is not already and generally known to the public through no wrongful act of Employee or any other party. Employee covenants and agrees that Employee shall not at any time during the Specified Term, or thereafter, without the Employer's prior written consent, utilize any such Trade Secrets, proprietary or confidential information in any way, including communications with or contact with any such customer other than in connection with employment hereunder. For purposes of this Section 8, Trade Secrets is defined as data or information, including a formula, pattern, compilation, program, device, method, know-how, technique or process, that derives any economic value, present or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who may or could obtain any economic value from its disclosure or use.

    c.
    Former Employer Information.    Employee will not intentionally, during the Specified Term, improperly use or disclose any proprietary information or Trade Secrets of any former employer or other person or entity and will not improperly bring onto the premises of the Employer any unpublished document or proprietary information belonging to any such employer, person or entity.

    d.
    Third Party Information.    Employee acknowledges that Employer and other members of the Employer Group have received and in the future will receive from third parties their confidential or proprietary information subject to a duty to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee will hold all such confidential or proprietary information in the strictest confidence and will not disclose it to any person or entity or to use it except as necessary in carrying out Employee's duties hereunder consistent with Employer's (or such other member of the Employer Group's) agreement with such third party.

    e.
    Employer's Property.    Employee hereby confirms that Trade Secrets, proprietary or confidential information and all information concerning customers who utilize the goods, services or facilities of any hotel and/or casino owned, operated or managed by Employer constitute Employer's exclusive property. Employee agrees that upon termination of employment, Employee shall promptly return to the Employer all notes, notebooks, memoranda, computer disks, and any other similar repositories of information containing or relating in any way to the Trade Secrets or proprietary or confidential information of each member of the Employer Group, including but not limited to, the documents referred to in Section 8(b). Such repositories of information also include but are not limited to any so-called personal files or other personal data compilations in any form, which in any manner contain any Trade Secrets or proprietary or confidential information of Employer or any member of the Employer Group.

    f.
    Notice to Employer.    Employee agrees to notify Employer immediately of any employers for whom Employee works or provides services (whether or not for remuneration to Employee or a third party) during the Specified Term or within the Restrictive Period.

  9.
  Representations.    Employee hereby represents, warrants and agrees with Employer that:

  a.
  The covenants and agreements contained in Sections 4 and 8 above are reasonable, appropriate and suitable in their geographic scope, duration and content; the Employer's agreement to employ the Employee and a portion of the compensation and consideration to be paid to Employee hereunder is separate and partial consideration for such covenants and agreements; the Employee shall not, directly or indirectly, raise any issue of the reasonableness, appropriateness and suitability of the geographic scope, duration or content of such covenants and agreements in any proceeding to enforce such covenants and agreements; and such covenants and agreements shall survive the termination of this Agreement, in accordance with their terms;

  b.
  The enforcement of any remedy under this Agreement will not prevent Employee from earning a livelihood, because Employee's past work history and abilities are such that Employee can reasonably expect to find work in other geographic areas and lines of business;

    c.
    The covenants and agreements stated in Sections 4, 6, 7, and 8 above are essential for the Employer's reasonable protection;

    d.
    Employer has reasonably relied on these covenants and agreements by Employee;

    e.
    Employee has the full right to enter into this Agreement and by entering into and performance of this Agreement will not violate or conflict with any arrangements or agreements Employee may have or agreed to have with any other person or entity; and

    f.
    Employee acknowledges and warrants to Employer the receipt and sufficiency of separate consideration for the assignment by Employer of Employer's rights and Employee's obligation under Section 8.

    Notwithstanding Section 21, Employee agrees that in the event of Employee's breach or threatened breach of any covenants and agreements set forth in Sections 4 and 8 above, Employer may seek to enforce such covenants and agreements in court through any equitable remedy, including specific performance or injunction, without waiving any claim for damages. In any such event, Employee waives any claim that the Employer has an adequate remedy at law or for the posting of a bond.

  10.
  Termination for Death or Disability.    Employee's employment hereunder shall terminate upon Employee's death or Disability (as defined below). In the event of Employee's death or Disability, Employee (or Employee's estate or beneficiaries in the case of death) shall have no right to receive any compensation or benefit hereunder or otherwise from Employer or any member of the Employer Group on and after the effective date of termination of employment other than (1) unpaid Base Salary earned to the date of termination of employment (which shall be paid on Employer's next scheduled payroll date), (2) any earned but unpaid bonus then payable to Employee (which shall be paid on Employer's next scheduled payroll date), (3) business expense reimbursement pursuant to Section 3(d), and (4) benefits provided pursuant to Section 3(c), and Options that have vested prior to the date of termination pursuant to Section 3(e),subject to the terms and conditions applicable thereto. For purposes of this Section 10, Disability is defined as Employee's inability to perform the essential functions of Employee's duties hereunder for a period of time in excess of that set forth in Employer's policies and procedures, as in effect from time to time, or in excess of a qualified leave pursuant to the Family and Medical Leave Act or as otherwise required by the Americans with Disabilities Act, as applicable. Employee hereby consents to any examination or to provide or authorize access to any medical records that may be reasonably required by a licensed physician selected by Employer in connection with any determination to be made pursuant to this Section 10. For the avoidance of any doubt, any dispute concerning Employee meeting the definition of Disability shall be governed by the dispute provisions of Section 20 below.

  11.
  (a)    Termination by Employer for Cause.    Employer may terminate Employee's employment hereunder for Cause (as defined below) at any time. If Employer terminates Employee's employment for Cause, Employee shall have no right to receive any compensation or benefit hereunder or otherwise from Employer or any member of the Employer Group on and after the effective date of termination of employment other than (1) unpaid Base Salary earned to the date of termination of employment (which shall be paid on Employer's next scheduled payroll date), (2) business expense reimbursement pursuant to Section 3(d), and (3) benefits provided pursuant to Section 3(c) subject to the terms and conditions applicable thereto. For purposes of this Agreement, "Cause" is defined as Employee's (i) loss of key license issued by the Nevada Gaming Commission; (ii) conviction of a felony; (iii) material breach of this Agreement; provided, however, in the event of such breach, Employer shall give Employee written notice of such breach, and Employee shall have ten (10) business days to cure such breach; or (iv) engagement in any unauthorized, morally-bankrupt activity which has a material adverse effect on the Employer's name, reputation or goodwill in the Las Vegas, Nevada community, such determination being made by majority vote of the Board of Managers, acting reasonably.

    (b)    At Will Termination by Employer.    Employer may terminate Employee at will at any time upon fifteen (15) days prior written notice, or, in the Employer's sole discretion, the equivalent of two weeks of Base Salary in lieu of notice.

    If Employer terminates Employee at will under this Section 11(b), Employee shall have no right to receive any compensation or benefit hereunder or otherwise from Employer or any member of the Employer Group on and after the effective date of termination of employment other than (1) unpaid Base Salary earned to the date of termination of employment (which shall be paid on Employer's next scheduled payroll date), (2) business expense reimbursement pursuant to Section 3(d), and (3) benefits provided pursuant to Section 3(c) and Options that have vested prior to the date of termination pursuant to Section 3(e), subject to the terms and conditions applicable thereto, (4) twelve (12) months of Base Salary, and (5) if such termination at will occurs from and after the 25th month of the Employee's employment, but prior to the expiration of the Specified Term, the balance of unvested Options on such termination date shall accelerate and vest.

  12.
  Termination by Employee.    Employee may terminate Employee's employment hereunder upon thirty (30) days' prior written notice to Employer. If Employee shall terminate his employment other than for (a) death, (b) Disability, (c) failure of Employer to pay Employee's compensation when due, or (d) material reductions in Employee's duties and responsibilities without his or her consent, Employee shall have no right to receive any compensation or benefit hereunder or make any other claims against Employer or any member of the Employer Group on and after the effective date of termination of employment other than (1) unpaid Base Salary earned to the date of termination of employment (which shall be paid on Employer's next scheduled payroll date), (2) business expense reimbursement pursuant to Section 3(d), and (3) benefits provided pursuant to Section 3(c) and Options that have vested prior to the date of termination pursuant to Section 3(e), subject to the terms and conditions applicable thereto.

  13.
  Cooperation Following Termination.    Following termination of employment of Employee's employment hereunder for any reason, Employee agrees to reasonably cooperate with Employer upon the reasonable request of Employer and to be reasonably available to Employer with respect to matters arising out of Employee's services to any member of the Employer Group. Employer shall reimburse, or at Employee's request, advance Employee for expenses reasonably incurred in connection with such matters.

  14.
  Interpretation; Each Party the Drafter.    Each of the parties was represented by or had the opportunity to consult with counsel who either participated in the formulation and documentation of, or was afforded the opportunity to review and provide comments on, this Agreement. Accordingly, this Agreement and the provisions contained in it shall not be construed or interpreted for or against any party to this agreement because that party drafted or caused that party's legal representative to draft any of its provisions.

  15.
  Indemnification.    Employer shall indemnify Employee to the fullest extent permitted by Nevada law and the articles of incorporation and bylaws of the Employer. Such indemnification shall include, without limitation, the following:

  a.
  Indemnification Involving Third Party Claims.    Employer shall indemnify Employee if Employee is a party to or is threatened to be made a party to or otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (each a "Claim"), other than a Claim by or in the name of Employer or any entity in the Employer Group, by reason of the fact that Employee is or was serving as an employee or agent of Employer or any entity in the Employer Group (each an "Indemnifiable Event"), against all expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement (collectively, "Expenses") actually and reasonably incurred by Employee in connection with the investigation, defense, settlement or appeal of such Claim, if Employee either is not liable pursuant to NRS Section 78.138 or acted in good faith and in a manner Employee reasonably believed to be in or not opposed to the best interests of Employer and, in the case of a criminal Claim, in addition had no reasonable cause to believe that his or her conduct was unlawful.

    b.
    Determination of Appropriateness of Indemnification.    Notwithstanding the foregoing, the obligations of Employer under this Section 15 shall be subject to the condition that, unless ordered by a court, a determination shall have been made that indemnification is proper under the specific circumstances, pursuant to and in accordance with NRS Section 78.751, as in effect from time to time.

    c.
    Indemnification for Defense Only.    The indemnification authorized by this Section 15 does not include any actions, suits or proceedings initiated by Employee against Employer or any entity in the Employer Group.

    d.
    Settlement of Claims.    Neither Employee nor Employer shall settle any Claim without the prior written consent of the other (such consent not to be unreasonably withheld or delayed).

  16.
  Severability.    If any provision hereof is unenforceable, illegal or invalid for any reason whatsoever, such fact shall not affect the remaining provisions hereof, except in the event a law or court decision, whether on application for declaration, or preliminary injunction or upon final judgment, declares one or more of the provisions of this Agreement that impose restrictions on Employee unenforceable or invalid because of the geographic scope or time duration of such restriction. In such event, Employer shall have the option to deem the invalidated restrictions retroactively modified to provide for the maximum geographic scope and time duration that would make such provisions enforceable and valid.

    Exercise of this option shall not affect Employer's right to seek damages or such additional relief as may be allowed by law in respect to any breach by Employee of the enforceable provisions of this Agreement.

  17.
  Survival.    Notwithstanding anything in this Agreement to the contrary, to the extent applicable, Sections 8 through and including Section 17 shall survive the termination of this Agreement.

  18.
  Notice.    For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) when personally delivered, (ii) the business day following the day when deposited with a reputable and established overnight express courier (charges prepaid), or (iii) five (5) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified, notices shall be sent to the addresses indicated below:

  To Employer:

  OpBiz, LLC
  3667 Las Vegas Blvd. South
  Las Vegas, NV 89109
  Attn: Robert Earl

  To Employee:

  Mr. Thomas McCartney
  9712 Amber Peak Ct.
  Las Vegas, NV 89114

  or to such other address as either party shall have furnished to the other in writing in accordance herewith.

  19.
  Tax Withholding.    Notwithstanding any other provision of this Agreement, Employer may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, such Federal, state, local and other taxes as shall be required to be withheld under any applicable law or regulation.

  20.
  Dispute Resolution.

  a.
  Any dispute, claim or controversy arising from or related in any way to this Agreement or the interpretation, application, breach, termination or validity thereof, including any claim of inducement of this Agreement by fraud, or arising from or related in any way to Employee's employment with Employer will be submitted first to mediation to be exclusively paid for by Employer up to a maximum of $5,000 in mediation fees and costs, with each party to bear its own attorney's fees and costs. If the parties wish to engage in mediation, which mediator's fee and costs exceeds $5,000, the parties shall, after payment of the first $5,000 by Employer, thereafter equally share the mediator's fee and costs. If the parties are not successful in resolving disputes pursuant to mediation, the parties agree that any claim or controversy arising from or in any way related to this Agreement to the interpretation, application, breach, termination or validity thereof, including any claim of inducement of this Agreement by fraud or arising from or related in any way to Employee's employment with Employer, will be submitted for final resolution by private arbitration before a single arbitrator and in accordance with the National Rules for the Resolution of Employment Disputes and practices then in effect of, the American Arbitration Association, or any successors thereto ("AAA"), except where those rules conflict with these provisions, in which case these provisions control; provided, however, that Employer shall have the right to seek in court equitable relief, including a temporary restraining order, preliminary or permanent injunction or an injunction in aid of arbitration, to enforce its rights set forth in Section 8. The arbitration will be held in Las Vegas, Nevada.

  b.
  Giving recognition to the understanding of the parties hereto that they contemplate reasonable discovery, including document demands and depositions, the arbitrator shall provide for discovery in accordance with the Nevada Rules of Civil Procedure as reasonably applicable to this private arbitration.

  c.
  To the extent possible, the arbitration hearings and award will be maintained in confidence, except as may be required by law or for the purpose of enforcement of an arbitral award.

    d.
    The prevailing party in any such arbitration hearings shall be entitled to recover its reasonable attorneys' fees and costs incurred in connection with arbitration proceedings pursuant to this Agreement to arbitrate.

    e.
    Each party hereto waives, to the fullest extent permitted by law, any claim to punitive or exemplary or liquidated or multiplied damages from the other.

  21.
  No Waiver of Breach or Remedies.    No failure or delay on the part of Employer or Employee in exercising any right, power or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

  22.
  Amendment or Modification.    No amendment, modification, termination or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by an officer of Employer (other than Employee), and Employee, nor consent to any departure by the Employee from any of the terms of this Agreement shall be effective unless the same is signed by an officer of Employer (other than Employee). Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

  23.
  Governing Law; Venue.    The laws of the State of Nevada shall govern the validity, construction, and interpretation of this Agreement, without regard to conflict of law principles. Each party irrevocably submits to the exclusive jurisdiction of the courts of the State of Nevada located in Clark County in any action, suit or proceeding arising out of or relating to this Agreement or any matters contemplated hereby, and agrees that any such action, suit or proceeding shall be brought only in such court.

  24.
  Headings.    The headings in this Agreement have been included solely for convenience of reference and shall not be considered in the interpretation or construction of this Agreement.

  25.
  Assignment.    This Agreement is personal to Employee and may not be assigned by Employee. In addition, this Agreement shall be binding upon and shall inure to the benefit of Employer, its successors and assigns, and Employer shall require any successor or assign to expressly assume the terms and conditions of this Agreement.

  26.
  Prior Agreements.    This Agreement shall supersede and replace any and all other prior discussions and negotiations as well as any and all agreements and arrangements that may have been entered into by and between Employer or any predecessor thereof, on the one hand, and Employee, on the other hand, relating to the subject matter hereof. Employee acknowledges that all rights under such prior agreements and arrangements shall be extinguished.

        IN WITNESS WHEREOF, Employer and Employee have entered into this Agreement in Las Vegas, Nevada, as of the date first written above.

"EMPLOYEE" MR. THOMAS MCCARTNEY
/s/ THOMAS MCCARTNEY Signature
"EMPLOYER" OPBIZ, L.L.C.
By:	[ILLEGIBLE]
Name:	[ILLEGIBLE]
Its:	[ILLEGIBLE] Title

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  Exhibit 10.71